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STRICTLY PRIVATE & CONFIDENTIAL
Mr. J Williams
Financial Director
Adaytum KPS Software Limited
Castlegate
Tower Hill
Bristol BS2 0JA

Your Ref:.                    Our Ref ACS/JEB               Tuesday, 11 May 1999

Dear James,

OVERDRAFT FACILITY

I promised to write to confirm the revised overdraft arrangements agreed last Friday.

Can I begin by saying that I was most impressed with your new offices at Castlegate and it is clear that the efficiency benefits from the improved environment are already showing through.

I know that you arc all very pleased with the revenue levels achieved over the last 2 months and if, as anticipated, these continue through to the financial year end, then the out-turn figures should show a positive position. However, to the end of March the combined figures show a pre-tax loss of around L260k and the net worth has been croded by the various adjustments made at the 03.98 year-end.

As explained, against the background of the year to date results, I am not in a position to put a loan in place at the present time and we agreed that it would be appropriate to review the position again in 3 months. I mentioned that any loan would have to be linked to financial performance covenants and we would have to be satisfied that these would be achievable at the outset.

In the meantime I recognise that the underlying trading performance is good and the debtor book provides adequate security. I am happy therefore to confirm that I am prepared to allow additional overdraft tolerance of L50k above the present limit of L200k to cover your likely peak requirements. I would anticipate that the account would continue to show a full monthly swing.

An arrangement fee of L125 will be charged to cover the additional support and this is based on 1% for 3 months.

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The facility is conditional upon the continued delivery of prompt management accounts and debtor schedules to evidence the adequacy of the security cover.

I have in mind contacting you again at the beginning of August when hopefully you will have a firm indication of the year-end results and budgets for 1999/2000.

Yours sincerely,

/s/ Carl Stafford

CARL STAFFORD
Manager


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